UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2010

Versailles Financial Corporation

(Exact name of registrant as specified in its charter)

Maryland	333-161968	27-1330256
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

27 East Main Street, Versailles, Ohio	45380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (816) 233-5148

                            Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 8, 2010, in connection with the completion of the initial public offering of the common stock of Versailles Financial Corporation (the “Company”), Versailles Savings and Loan Company, a wholly-owned subsidiary of the Company (the “Bank”), entered into an employment agreement (the “Agreement”) with Douglas P. Ahlers, President and Chief Executive Officer of the Bank (“Executive”). The Agreement has an initial term of three (3) years, subject to annual renewal unless written notice of non-renewal is provided to the Executive. Mr. Ahlers will be paid an annual salary of $100,000, and will be entitled to bonuses and other incentive compensation in accordance with the Bank’s plans or other arrangements in which he is entitled to participate.

Under the Agreement, upon the occurrence of either the Executive’s involuntary termination of employment by the Bank for a reason other than “cause, disability or retirement” (as defined in the Agreement) or the executive’s voluntary termination of employment for “good reason” (as defined in the Agreement) (the “Termination of Employment”), the Company or the Bank will pay the Executive a lump sum amount equal to the base salary, bonuses that the Executive would have received for the remaining term of the Agreement and the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans for the Executive for the remaining term of the Agreement. In addition, the Bank will provide the Executive with medical and dental coverage for the remaining term of the Agreement. In the event of a Termination of Employment within eighteen (18) months of a change in control (as defined in the Agreement), the Company or the Bank will pay the Executive a lump sum amount equal to three (3) times the sum of (i) the Executive’s highest rate of Base Salary and bonus paid to the Executive in the prior three (3) fiscal years, (ii) the present value of the contributions that would have been made on the Executive’s behalf under the Bank’s defined contribution plans for the Executive, and in addition, the Bank will provide the Executive with medical and dental coverage for three (3) years. The Agreement also includes non-competition and non-solicitation provisions to which the executive would be subject for a period of one (1) year following his Termination of Employment.

The Bank also entered into a similar employment agreement with Cheryl J. Leach, Executive Vice President and Chief Financial Officer of the Bank. Ms. Leach will be paid an annual salary of $64,575, and will be entitled to bonuses and other incentive compensation in accordance with the Bank’s plans or other arrangements in which she is entitled to participate. The terms of the Agreement with Ms. Leach are otherwise similar to those described above.

The foregoing description of the employment agreements are qualified in its entirety by reference to the employment agreements that are attached hereto as Exhibits 10.1 and 10.2 of this Current Report, and is incorporated by reference into this Item 5.02.

Item 8.01.	Other Events

On January 11, 2010, in connection with the completion of the initial public offering of the Company’s common stock, the common stock of the Company became eligible for trading on the OTC Bulletin Board under the symbol “VERF”.

*            *            *

This current report on Form 8-K contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond our control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Versailles Financial Corporation’s prospectus, dated November 12, 2009, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits:

10.1	Employment Agreement, dated January 8, 2010, by and between Versailles Savings and Loan Company and Douglas P. Ahlers.

10.2	Employment Agreement, dated January 8, 2010 by and between Versailles Savings and Loan Company and Cheryl J. Leach.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERSAILLES FINANCIAL CORPORATION

DATE: January 11, 2010	By:	/s/ Douglas P. Ahlers
Douglas P. Ahlers
President and Chief Executive Officer